CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A ofthe Nile Pan Africa Fund, a series of shares of beneficial interest of the Nile Capital Investment Trust, of our report dated May 30, 2012on the financial statements and financial highlights includedin the March 31, 2012 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June27, 2012